UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WAYSIDE TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

incorporation or organization)		Identification Number)
Delaware (State or other jurisdiction of incorporation or organization)		13-3136104 (I.R.S. Employer Identification Number)
4 Industrial Way West, Suite 300 Eatontown, New Jersey 07724 (732) 389-8950

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wayside Technology Group, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Dale Foster

Chief Executive Officer

Wayside Technology Group, Inc.

4 Industrial Way West, Suite 300

Eatontown, New Jersey 07724

(732) 389 - 0932

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

W. Bryan Rakes

Gabriel M. Steele

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, MD 21202

(410) 244-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller Reporting Company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share.	500,000 shares	$26.87	$13,435,000	$1,465.76

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Omnibus Incentive Plan as the result of any stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, based upon the average of the high and low price of the Registrant’s common stock on June 14, 2021 as reported on The Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, together with any amendments thereof, filed by Wayside Technology Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 16, 2021 (the “2020 Form 10-K”);
(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 6, 2021;
(c)	The Company’s Current Reports on Form 8-K filed with the Commission on April 19, 2021, June 8, 2021 and June 10, 2021;
(d)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A (filed with the Commission on April 16, 2021) which were incorporated by reference into the Company’s 2020 Form 10-K:
(e)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on July 18, 1995, including any amendment or reports filed for the purpose of updating such description; and
(f)	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, before filing a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares the remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the terms of the Company’s Amended and Restated Bylaws and subject to the applicable provisions of Delaware law, the Company has agreed to indemnify any person who was or is made or is threatened to be made a party to, a witness in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or other entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the board of directors of the Company.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s Amended and Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty to the extent permitted by the DGCL.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1	Form of Amended and Restated Certificate of Incorporation of the Company (1)
4.2	Certificate of Amendment of Restated Certificate of Incorporation of the Company (2)
4.3	Amended and Restated By-Laws of the Company (3)
5.1*	Opinion of Venable LLP
23.1*	Consent of BDO USA, LLP, An Independent Registered Public Accounting Firm
23.2*	Consent of Venable LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to this Registration Statement)
99.1	Wayside Technology Group, Inc. 2021 Omnibus Incentive Plan (4)

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 or amendments thereto (File No. 333-92810), filed with the Commission on May 30, 1995, July 7, 1995 and July 18, 1995.
(2)	Incorporated by reference to Exhibit 3.1(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the Commission on November 3, 2006.
(3)	Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 6, 2021.
(4)	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 10, 2021.
*	filed herewith.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Eatontown, New Jersey, on June 21, 2021.

WAYSIDE TECHNOLOGY GROUP, INC.

By:	/s/ Dale Foster
Dale Foster
Chief Executive Officer

Each person whose name appears below hereby constitutes and appoints Dale Foster and Andrew Clark, and each of them, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Foster	Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2021
Dale Foster

/s/ Andrew Clark	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 21, 2021
Andrew Clark

/s/ Jeffrey Geygan	Director	June 21, 2021
Jeffrey Geygan

/s/ Gerri Gold	Director	June 21, 2021
Gerri Gold

/s/ John McCarthy	Director	June 21, 2021
John McCarthy

/s/ Andrew Bryant	Director	June 21, 2021
Andrew Bryant

/s/ Ross Crane	Director	June 21, 2021
Ross Crane

/s/ Carol DiBattiste	Director	June 21, 2021
Carol DiBattiste